Exhibit 10.2

WNBA MEMBERSHIP AGREEMENT

The parties to this Agreement dated January 28, 2003 are WNBA, LLC, a Delaware limited liability company (“WNBA”); Mohegan Basketball Club LLC, a limited liability company formed pursuant to the laws of the Tribe (as hereinafter defined) (the “Team Member”); the Mohegan Tribal Gaming Authority, an instrumentality of the Tribe (the “Authority”); and solely for the purposes of Sections 5.5, 7(e), 10(a), 10(c), 11.5, 11.6 and 11.7 below, the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe (the “Tribe”).

RECITALS

A.    WNBA owns (i) a league of women’s professional basketball teams known as the “Women’s National Basketball Association” or “WNBA” (the “League”), (ii) the Media Company, which owns all of the telecast, radio broadcast, sponsorship and merchandise licensing rights pertaining to the League and its teams, and (iii) the League Company, which WNBA has retained to perform certain League functions on its behalf.

B.    WNBA wishes to grant to the Team Member and the Team Member wishes to acquire from WNBA, a membership in the League and the right to own and operate a professional basketball team in the League (the “Team”) that plays its home games in Montville, Connecticut (the “Area”), on the terms and conditions set forth in this Agreement.

Accordingly, it is agreed as follows:

1.    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall mean this WNBA Membership Agreement (including each of the schedules and exhibits hereto) and each agreement, document and instrument executed and delivered by the parties contemporaneously with the execution and delivery of this WNBA Membership Agreement, in each case as amended from time to time.

“Area” shall have the meaning set forth in the Recitals to this Agreement.

“Arena” shall have the meaning set forth in Section 2.3(b).

“Arena Commitment” shall have the meaning set forth in Section 2.3(b).

“Authority” shall mean The Mohegan Tribal Gaming Authority, an instrumentality of the Tribe.

“Board” shall mean the Board of Governors of WNBA appointed pursuant to the WNBA LLC Agreement.

“Claims” shall have the meaning set forth in Section 9(a).

“Governing Documents” shall have the meaning set forth in Section 8.1(f).

“Intellectual Property” shall mean the name, logos, symbols, designs, insignias, emblems and other identifying marks, and the patents, trademarks, copyrights and other intellectual property of every nature, pertaining to the Team and the League; provided, however, that in no event shall Intellectual Property include the names “Mohegan” or “Mohegan Sun” or any tribal symbols of the Tribe, except to the extent included in the Team Intellectual Property as provided in this Agreement or as otherwise agreed by the Team Member and the Media Company.

“League” shall have the meaning set forth in the Recitals to this Agreement.

“League Company” shall mean WNBA Operations, LLC, a Delaware limited liability Company, and its successors and assigns.

“League Entities” shall mean WNBA, the League Company, the Media Company and any other entities in which WNBA from time to time has a direct or indirect interest that own or operate the League or businesses relating to the League.

“League Functions” shall have the meaning set forth in Section 6.1.

“League Rules” shall have the meaning set forth in Section 5.2.

“Local Radio” shall mean radio broadcasts of some or all of the Team’s pre-season and regular season League games by one or more conventional radio broadcast stations located in the Team’s home state and within the area consisting of 500 miles from the corporate or unincorporated limits of the Area, provided that none of those radio stations is located within the Territory assigned to another League team. The location of a radio station shall be determined in accordance with standards applicable to the League teams generally.

“Local Sponsorships” shall mean the rights, subject to and in accordance with League Rules, (i) to sponsor the Team solely in its Territory, (ii) to execute promotions (including premiums) relating to the Team solely in its Territory, (iii) to advertise on Local Radio and Local Television broadcasts, (iv) to sell or use signage in the Training Facilities and in the Arena for promotional or commercial purposes, and (v) to sell or use advertising opportunities on the Team’s website to the extent permitted by League Rules.

“Local Television” shall mean telecasts of some or all of the Team’s pre-season and regular season League games (i) by one or more television stations (using conventional over-the-air television devices) that are located in the Team’s home state or within the area consisting of 150 miles from the corporate or unincorporated limits of the Area, provided that none of those television stations is located within the Territory assigned to another League team or is an over-the-air television station whose signal is distributed by common carrier or resale common carrier via satellite (or by other similar means of distribution) to more than ten million (10,000,000) television households (as reported by A.C. Nielsen Co. or by such other standard generally accepted in the television industry) located outside of the Team’s Territory, or (ii) by cable, satellite or any other form of non-broadcast television distributed solely in the Team’s Territory. The location of a television station shall be determined in accordance with standards applicable to the League teams generally.

“Media Company” shall mean WNBA Enterprises, LLC, a Delaware limited liability company.

“Media Functions” shall have the meaning set forth in Section 6.2.

“Media Rights” shall mean the rights to (i) display or deliver accounts of League games anywhere in the world by any medium, whether now known or hereafter developed, including all telecast and radio broadcast rights to League games, (ii) license Sponsorship Rights, (iii) establish standards to be employed in the telecast and radio broadcast (whether local, national or otherwise) of League games and the requirements to be complied with by the team owners (including the Team Member) to facilitate the telecast and radio broadcast of League games, which shall be reflected from time to time in the League Rules, (iv) maintain relationships with League telecasters and radio broadcasters, and (v) own, exploit and license third parties to exploit the Intellectual Property.

“Membership” shall have the meaning set forth in Section 2.1.

“President” shall mean the individual designated as the president of WNBA pursuant to the WNBA LLC Agreement.

“Secured Indebtedness” shall have the meaning set forth in Section 10(c).

“Significant Team Member Affiliates” shall have the meaning set forth in Section 5.2.

“Sponsorship Rights” shall mean all commercial rights relating to the League and its teams, including the rights (i) to sponsor the League, its teams collectively and/or one or more of its teams individually, (ii) to execute promotions (including premiums) relating to the League, its teams collectively and/or one or more of its teams individually, (iii) to advertise on any or all telecasts and radio broadcasts of League games, (iv) to advertise on any or all signage at League games, (v) to use rights granted by the Media Company, including rights to the Intellectual Property and “official designations” of the League, its teams collectively and/or one or more of its teams individually, and (vi) to host, operate and exploit all websites with respect to the League, its teams collectively and/or one or more of its teams individually.

“Team” shall have the meaning set forth in the Recitals to this Agreement.

“Team Intellectual Property” shall have the meaning set forth in Section 7(b).

“Team Member” shall have the meaning set forth in the first paragraph of this Agreement.

“Territory” shall have the meaning set forth in the WNBA LLC Agreement.

“Training Facilities” shall mean the facilities where the Team holds its practices and training camp.

“Transfer” shall mean (i) when used as a noun: any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity), whether for value or no value and whether voluntary or involuntary (including by operation of law) and (ii) when used as a verb: directly or indirectly transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of (including the issuance of equity), whether for value or no value and whether voluntary or involuntary (including by operation of law).

“Tribe” shall mean The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe.

“WNBA” shall have the meaning set forth in the first paragraph of this Agreement.

“WNBA Affiliated Parties” shall have the meaning set forth in Section 9(a).

“WNBA LLC Agreement” shall mean the limited liability company agreement of WNBA, as it may be amended, modified, supplemented or restated from time to time.

2.    Membership Grant.

2.1    Grant.    WNBA hereby grants to the Team Member a membership in the League and the right to own and operate the Team in its Territory (such membership and right being collectively referred to as the “Membership”). The Membership shall be revocable or terminable in the manner and with the consequences provided in this Agreement and the League Rules (including the WNBA LLC Agreement), but otherwise shall be irrevocable and non-terminable.

2.2    Membership Rights.

(a)    The Membership shall be enjoyed by the Team Member subject to the terms and provisions of this Agreement and League Rules. The Membership shall entitle the Team Member, co-equally with the other owners of League teams, to all of the collective rights, privileges and benefits enjoyed by such owners in their capacity as such (except as provided in League Rules), including the ownership of a membership interest in WNBA on the terms set forth in the WNBA LLC Agreement, a counterpart of which is being executed by the Team Member contemporaneously with the execution of this Agreement; provided, however, that the Membership shall not entitle the Team Member to any rights, privileges or benefits enjoyed by such owners with respect to matters relating to any League season prior to the 2003

League season. The Membership shall further entitle the Team Member to exercise and exploit, in each case in accordance with and subject to League Rules, the following local rights with respect to the Team, and to retain all revenues derived from the exercise of those rights:

(i)    the right to market and sell in the Territory all tickets for the Team’s home games;

(ii)    the right to authorize or conduct (whether by license, in-house production or otherwise) Local Television of games involving the Team;

(iii)    the right to authorize or conduct (whether by license, in-house production or otherwise) Local Radio of games involving the Team;

(iv)    the right to sell, or to authorize third parties to sell, food, beverages, parking, yearbooks, programs, novelties and other items at the Arena and the Training Facilities;

(v)    the right to license Local Sponsorships, provided that the Team Member shall not have the right to license Local Sponsorships in any of the following categories until the Media Company notifies the Team Member that the Media Company’s arrangements (for the 2003 and subsequent seasons) with respect to that category has terminated: (A) alcoholic beverages (e.g., beer, wine and spirits) and non-alcoholic malt beverages (except that with respect to wine and spirits, including champagne, the Team Member shall only be required to comply with the right of first negotiation granted to Anheuser-Busch in its agreement with the League); (B) isotonic, sport, energy and/or nutritional supplement beverages; and (C) debit and credit cards or other payment systems containing any Intellectual Property (affinity cards); and

(vi)    the right to organize camps, clinics and other marketing and promotional activities in its Territory.

The Team Member shall not be entitled to exercise or exploit any other rights pertaining to the League or its teams, all of which are expressly reserved to the League Entities. The Authority and/or the Tribe shall not be restricted from entering into sponsorship arrangements, advertising, affinity card deals, signage deals or similar transactions (including any of the foregoing with respect to the items listed in clause (v) above) relating to the Authority’s or the Tribe’s other business activities, including the operation of the Mohegan Sun complex, except to the extent they directly relate to the League, the Team, Media Rights, Sponsorship Rights or use or include Intellectual Property (provided that the Tribe and the Authority may continue to use all tribal symbols notwithstanding that certain elements thereof may be included within Intellectual Property), and except as provided in League Rules.

(b)    Pursuant to section 5.8 of the WNBA LLC Agreement, WNBA shall pay to the Team Member a fee of $200,000 by the end of each period ending September 30, 2003, September 30, 2004 and September 30, 2005.

2.3    Membership Obligations.

(a)    The Team Member shall perform all of the functions with respect to the Team, other than the League Functions and the Media Functions, necessary for the first class operation of a major league professional sports team, subject to and in accordance with League Rules and the provisions of this Agreement, and shall pay, perform and discharge all debts, liabilities, obligations and expenses incurred in connection with the performance of those functions. Those functions shall include, but not be limited to, each of the following:

(i)    acquiring rights to players and negotiating, executing, performing (including paying compensation and providing benefits) and enforcing contracts with those players, and fulfilling all other player related obligations, in accordance with this Agreement and League Rules (including, for the avoidance of doubt, all applicable collective bargaining agreements);

(ii)    selecting, and providing the services and paying the compensation (including the cost of appropriate benefits) of such personnel as may be required by League Rules;

(iii)    presenting the Team’s home games in a first class manner;

(iv)    coordinating the Team’s public relations in its Territory;

(v)    spending not less than $400,000 per season on Team promotion and advertising in its Territory;

(vi)    conducting a training camp and Team practices and otherwise preparing its Team for its League games;

(vii)    providing adequate Training Facilities either at the Arena or any other facilities approved by the League Company;

(viii)    obtaining equipment and supplies (to the extent not provided by a League Entity) for the Team’s players;

(ix)    obtaining all insurance required under League Rules;

(x)    providing transportation for the Team’s players and other personnel as required by League Rules;

(xi)    providing Team players with meals, lodging and other benefits as may be required by League Rules;

(xii)    in connection with games conducted at the Arena, providing visiting team players and personnel with standard, double-bed rooms at the Mohegan Sun hotel free of charge, provided that such free lodging shall not exceed 15 rooms per night for 2 consecutive nights for each such game, and provided further that the Authority shall provide up to 10 additional rooms at best available prices upon request;

(xiii)    initiating, defending, settling or compromising all litigations, arbitrations and other adversarial proceedings relating to the ownership and operation of the Team (and providing the League Company with prompt notice of each such matter), except those that the League Company shall elect to control as provided in Section 6.1(d);

(xiv)    paying when due all expenses, liabilities and obligations relating to the operation of the Team, other than expenses, liabilities and obligations payable by a League Entity pursuant to the performance of the League Functions or the Media Functions, or by other League team owners; and

(xv)    making available to the League Entities, League sponsors and other League Entity designees free of charge such tickets, media units and other rights and benefits as may be required from time to time by the League Rules.

(b)    The Team Member shall cause the Team to play all of its home games in the Mohegan Sun Arena or another venue approved by WNBA (the “Arena”) and shall not have the right to cause the Team to participate in any basketball game other than games scheduled by the League Company. The Team Member may cause the Team to play up to two games per season, commencing with the 2003 season, in the Hartford Civic Center in accordance with League Rules. The Arena shall comply with League Rules, including League Rules governing the availability of dates for the Team’s home games, amenities for players and fans and specifications for playing and telecasting League games. For calendar years 2003, 2004 and 2005, (i) the Authority shall provide the Arena to the Team Member at no charge, (ii) the Team Member will receive all revenue from the sale of attendance rights (as defined in Section 5.1(a)) and all other revenues generated at the Arena in connection with League games, and (iii) when providing available playing dates in accordance with League Rules, at least 50% of such dates shall be Friday night, Saturday and Sunday dates (the commitments in this sentence are referred to collectively as the “Arena Commitment”). For calendar years after 2005, the Authority and the Team Member shall adhere to an Arena Commitment that complies with League Rules. Any renewals, extensions, replacements or modifications of the Arena Commitment shall require the approval of the League Company in accordance with League Rules. WNBA confirms that the Arena, the Hartford Civic Center and the Arena Commitment comply with League Rules, except for matters that will not require substantial capital expenditures by the Team Member in order to bring those arenas into compliance with League Rules, and that Section 1.D (Arena Draping) of the 2002 WNBA Operations Manual shall not apply to the Team Member.

(c)    Except in accordance with League Rules, the Team Member shall not conduct any of its operations outside of its Territory.

(d)    The Team Member shall be liable to the same extent (if any) as each of the owners of League teams for all liabilities and obligations of the League Entities and team owners generally, whether known or unknown, liquidated or unliquidated, fixed of contingent, disclosed or undisclosed, and whether relating to the period prior to or after the date hereof.

3.    Acquisition of Players.    The Collective Bargaining Agreement between the League and the Women’s National Basketball Players Association (“WNBPA”) expired on September 15, 2002. The Team Member shall have all of the rights to current and future players (through drafts or otherwise) that the Orlando Miracle would have had if they continued to operate a League team. The future rules on retaining those players and acquiring new players will be as a result of collective bargaining with the WNBPA (or applicable law).

4.    Expansion Fee.    In consideration for the grant of the Membership and all rights and privileges attendant thereto, the Team Member shall pay to WNBA the amount of $10,000,000 as follows:

(a)    $2,000,000 upon the execution of this Agreement; and

(b)    $8,000,000 in installments as agreed upon by WNBA and the Team Member.

5.    Additional Covenants.

5.1    Marketing Efforts.

(a)    The Team Member shall use commercially reasonable efforts to sell rights to attend (whether in the form of season, partial season or per game tickets (group or individual), club seats, luxury suites or rights to other viewing locations), the pre-season and regular season League games its Team will play at the Arena (“attendance rights”). The Team Member reserves the right to distribute tickets in connection with promotional activities of the Team Member or the Authority and/or through complimentary distribution to the Authority’s patrons, in each case in accordance with League Rules.

(b)    No later than 30 days following the date of this Agreement, the Team Member shall develop, in concert with the WNBA Marketing and Team Business Operations Department, a plan for the sale of attendance rights (a “Ticket Plan”), which shall be reasonably satisfactory to the President. The Team Member acknowledges that such Ticket Plan will require, at the Team Member’s sole cost and expense, the prompt hiring of marketing personnel and the leasing and outfitting of a sales and marketing center in the Area and other office and administrative space suitable for operation of phone banks and other marketing activities. The Team Member shall consult regularly with the WNBA Marketing and Team Business Operations Department with respect to implementation of (and any necessary modifications in) the Ticket Plan. In addition, once a sales effort has begun under the Ticket Plan and until the end of the Team Member’s first League season, the Team Member shall provide to the President, a report (the “Sales Report”), in form satisfactory to the President, on the first business day of each week, of the following sales information: (i) total number of tickets sold, on both a season ticket, partial season ticket and per game basis (group or individual); the date and counterparty to all season ticket and partial season ticket agreements and, if longer than one year, the term of such agreements; the number of tickets sold under each such agreement; the amount of the deposit received under each such agreement; the total amount due under each such agreement; the dates on which all subsequent payments are to be made under each such agreement; and the seat location assigned to and accepted by that ticket subscriber; and (ii) total number of club seats and luxury suites sold; the date and counterparty to each club seat and luxury suite agreement; the term of each such agreement; the number of tickets sold under each such agreement; the amount of the deposit received under each such agreement; the dates on which all subsequent payments are to be made under each such agreement; and the suite or club seat location, as the case may be, assigned to and accepted by that suite or club seat purchaser. The Sales Report shall specifically identify all tickets, club seats, suites and other viewing rights that have been sold by inclusion in sponsorship, promotional, naming rights, media or other packages; that have been sold to any affiliate or employee (provided that employee names or names of tribal members need not be provided) of the Team Member, the Authority or the Tribe; or that have been issued for less than listed price.

(c) Not later than 30 days following the date of this Agreement, the Team Member shall furnish to the President, following consultation with the WNBA Marketing and Team Business Operations Department, a proposed Marketing and Team Business Operations Plan (the “MTBO Plan”) with respect to (i) all items to be sold by the Team Member, including all sponsorships, media rights and naming rights (but excluding the items covered by the Ticket Plan), (ii) the Team Member’s proposed public relations, community relations, advertising and promotional activities, and (iii) the Team Member’s proposed hiring and staffing of employees, which shall be reasonably satisfactory to the President. If the President determines that any aspects of the proposed MTBO Plan are unsatisfactory the President shall advise the Team Member of the deficiencies by notice given within fifteen days after the MTBO Plan is furnished and the Team Member shall correct those deficiencies within the fifteen day period following such notice. The Team Member shall operate in accordance with the approved MTBO Plan through its first League season, shall provide bi-monthly progress reports beginning January 31, 2003 and shall otherwise conduct its marketing and business operations in a manner reasonably satisfactory to the President.

5.2    League Rules.    The Team Member and the Authority shall at all times comply, and shall cause the Tribe and each person or entity controlled by, controlling or under common control with the Team Member, the Authority or the Tribe, and each of its (and their) directors, officers and employees, and any person having a direct or indirect interest (excluding individual members of the Tribe) in such person or entities (collectively, the “Significant Team Member Affiliates”), to comply with the League Rules adopted by or with the approval or authorization of the Board (including, without limitation, rules related to the availability of the Arena of dates for home games, amenities for fans and specifications for playing or telecasting League games). The “League Rules” shall consist of The WNBA Operations Manual, The WNBA Team Marketing Guidelines and The WNBA Broadcast Manual, the WNBA LLC Agreement, and all other rules, regulations, memoranda, resolutions and agreements (including all broadcast and collective bargaining agreements) of WNBA, the other League Entities or any of their respective affiliates, in each case as they may be amended or modified from time to time by or with the approval or authorization of the Board (collectively, “League Rules”). Copies of the current League Rules have been provided to the Team Member. Each of the Team Member and the Authority represents, warrants and agrees that it has had an opportunity to review such League Rules, regards them as fair and reasonable and will not challenge, and shall cause its Significant Team Member Affiliates not to challenge, their enforceability at any time or in any forum. The League Rules shall govern, among other things, (i) the acquisition, assignment, trade, termination, waiver or other disposition of players; (ii) training camps and exhibition games; (iii) scheduling of game times and dates; (iv) game and courtside equipment and arena signage; (v) game presentation and entertainment; (vi) game operations, including obligations with respect to game officials, physicians and visiting teams; (vii) ticket distribution policies; (viii) player appearances; (ix) team travel; (x) insurance obligations; (xi) security at League games; (xii) public and media relations, including required and prohibited communications and media access; (xiii) broadcasting and arena specifications, including lighting and camera locations; (xiv) camera visible signage and other enhancements, such as pole pads, photo vests and seatbacks; (xv) required floor markings; (xvi) Local Radio, Local Sponsorship and Local Television guidelines; (xvii) post-season play; (xiii) restrictions on team indebtedness (it being acknowledged that current League Rules do not restrict team indebtedness that is not Secured Indebtedness); (xix) misconduct by team owners and their affiliates; (xx) playoff and championship formats; (xxi) division and conference alignments; and (xxii) team marketing. Each of the Team Member and the Authority agrees not to take or support, and to cause its Significant Team Member Affiliates not to take or support, any position or action that may violate or be inconsistent with any League Rule or right of any League Entity or any other League team.

5.3    Management.    The Team Member shall furnish to the President not later than (a) 30 days following the date of this Agreement, the names of the Team Member’s Governor, Alternate Governors and president/chief operating officer, (b) February 14, 2003, the names of the other executives who will manage the business and affairs of the Team Member, including the executives having the duties generally conducted by a WNBA team chief marketing officer and director of public relations, and (c) April 11, 2003, the name of the Team’s head coach and the name of the executive having the duties generally conducted by a WNBA team general manager, each of whom shall be actively engaged in the performance of his or her duties by that date. Not later than 45 days following the date of this Agreement, the Team Member shall hire a player to promote the Team in the Territory in accordance with League Rules.

5.4    Gambling.    Without limiting the generality of Section 5.2, the Team Member and the Authority shall not, and shall cause their affiliates (including the Tribe) not to, directly or indirectly, engage or be interested in any business or entity that accepts wagering on League games, NBA games, NBDL games or any other event related to the League, the NBA, the NBDL or any other basketball events conducted by any of their affiliates, or cause or permit any such wagering or any wagering on any other sporting event (except for horse racing, dog racing and Jai alai) to occur on the Mohegan Sun premises or any of its other premises in the Territory. For this purpose, a person or entity shall be considered to be engaged or interested in a business or entity if it (a) owns any direct or indirect interest in the business or entity (but not if its interest consist solely of owning less than 5% of the outstanding shares of a corporation whose shares are publicly traded and registered under the Securities Exchange Act of 1934), (b) is a partner, member, joint venturer, manager, officer, director, employee, lender, consultant or agent, or has any other similar relationship, with that business or entity, or (c) enters into any agreement or other transaction with that business or entity.

5.5    Tribal Matters.

(a)    The Team Member, the Authority and the Tribe shall not, and shall not permit any of their affiliates to, directly or indirectly:

(i)    take any action, enter into any agreement, amend its governing documents or adopt, enact, promulgate or otherwise place into effect any statue, law, ordinance or rule which amends, impairs or interferes, or could amend, impair or interfere, in any manner, with any right or remedy of any WNBA Affiliated Party or any obligation of the Team Member, the Authority or the Tribe under this Agreement or League Rules (it being understood and agreed that any such action, etc. without the consent of WNBA shall be of no effect as to the WNBA and/or such WNBA Affiliated Party or as to any obligation of the Team Member, the Authority or the Tribe under this Agreement or League Rules); or

(ii)    demand, impose or receive any tax, charge, assessment, fee or other imposition, or impose any regulatory or licensing requirement, against (x) the Team Member or its operations, assets, properties or obligations (except for the vendor registration requirement referred to in section 8.1(p) and any of the foregoing which are not more onerous than those that may be imposed or assessed by any applicable state or local government in the Area and are generally applicable to the business operations at Mohegan Sun), (y) any WNBA Affiliated Party or its operations, assets, properties or obligations, or (z) the employees, officers, patrons or vendors of the Team Member or any WNBA Affiliated Party.

(b)    Without limiting the generality of Section 5.5(a) above, the Team Member, the Authority and the Tribe shall not enact any bankruptcy or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the WNBA Affiliated Parties provided for in this Agreement or League Rules.

(c)    The Authority and the Tribe agree that upon any payment or distribution of assets of the Team Member upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceeding of or with respect to the Team Member, the WNBA Affiliated Parties shall be entitled to receive payment in full of all obligations owed to them under this Agreement or League Rules before any payment or distribution is made to the Authority or the

Tribe. The Authority and the Tribe further agree that they will not accept any distribution or other payment from the Team Member the making of which is prohibited under this Agreement (the Authority and the Tribe hereby agreeing that any such payment or distribution so made will be held by them in trust for the benefit of, and shall be paid forthwith over and delivered to, WNBA).

(d) The Team Member and the Authority shall refrain from asserting that the provisions of this Agreement are not valid, binding and legally enforceable against them, and reaffirm in writing upon request the valid, binding and enforceable nature of the provision of this Agreement.

(e) The Tribe shall refrain from asserting that the provisions of this Agreement are not valid and binding and legally enforceable against the Team or the Authority, or that the provision of this Section 5.5 or Sections 7(e), 10(a), 10(c), 11.5, 11.6 and 11.7 are not valid and binding and legally enforceable against it, and shall reaffirm in writing upon request the valid, binding and enforceable nature of such provisions of this Agreement against it.

(f) The Team Member, the Authority and the Tribe agree that any action taken in violation of this Agreement shall be deemed in contravention of Article XIV (entitled Non-Impairment of Contracts) of the Constitution of the Tribe.

6.    League Functions; Media Functions.

6.1    League Functions.    The following functions (“League Functions”) shall be performed exclusively by WNBA at its expense, which may delegate any or all of such functions to the League Company or another designee:

(a)    developing and executing the League’s communications and marketing strategies;

(b)    engaging, training and paying compensation and benefits for all referees;

(c)    subject to Section 5.2, creating, adopting, interpreting, enforcing, amending, and establishing policies and procedures under the League Rules;

(d)    initiating, defending, settling or compromising all litigations, arbitrations or other adversarial proceedings involving the League or any League Entity, or the teams of the League generally;

(e)    preparing a schedule of League games;

(f)    providing game uniforms, warm-ups, and other game and practice apparel to the extent provided in League Rules; and

(g)    providing such other accounting, legal, marketing, intellectual property and administrative services for the League and its teams as are customarily provided by a league office of a major professional sports league.

6.2    Media Functions.    WNBA represents warrants and covenants to the Team Member that the Media Company at its expense shall use its commercially reasonable efforts exclusively to perform (or cause to be performed) the following functions (“Media Functions”):

(a)    causing League games to be shown on television other than by Local Television, and to be broadcast by radio other than Local Radio;

(b)    licensing Sponsorship Rights other than Local Sponsorships;

(c)    establishing standards to be employed in the telecast and radio broadcast (whether local, national or otherwise) of League games and requirements to be complied with by the team owners to facilitate the telecasting and radio broadcasting of League games, which shall be reflected from time to time in the League Rules;

(d)    maintaining relationships with League telecasters and radio broadcasters worldwide; and

(e)    licensing the Intellectual Property for use by product licensees and sponsors.

7.    Intellectual Property and Media Rights.

(a)    The Team Member acknowledges that the Media Company is the sole and exclusive owner of all right, title and interest in and to all commercial rights relating to the League and each of its teams (including the Team), including the Media Rights and the Intellectual Property. WNBA shall cause the Media Company to grant to the Team Member a license to (i) exploit the Local Radio, Local Sponsorship and Local Television rights and (ii) use the Intellectual Property relating exclusively to the Team, in each case in accordance with and subject to this Agreement and League Rules.

(b)    The name of the Team shall be the “Connecticut Sun”. The primary Team logo shall include the word “Sun” in the stylized font, and shall incorporate certain elements of the tribal symbol, set forth on Exhibit A (such elements of the tribal symbol and the word “Sun” in such stylized font being referred to as the “Authority Symbols”). The Team Member shall, and WNBA shall cause the Media Company to, use their respective best efforts to agree not later than 30 days following the execution of this Agreement, on the logos, insignias, emblems, symbols, designs (including uniform designs), colors and other identifying marks to be used by the Team Member in connection with its Team (such Intellectual Property, including the Team’s name, being the “Team Intellectual Property”). Without limiting the generality of the preceding sentence, the Team Member and the Media Company shall work jointly in creating and designing the Team Intellectual Property, provided that the Media Company shall have final approval over all Team Intellectual Property. The Media Company shall engage in commercially reasonable activities to clear the availability of the Team Intellectual Property in the United States, Canada and such other countries as the Media Company deems appropriate for basketball services and other commercial and promotional uses. The Team Member and the Authority shall not, and shall cause their affiliates (including the Tribe) not to, use the Team Intellectual Property, any Intellectual Property that has not been agreed to by the Media Company, or any Intellectual Property of the Media Company in any manner, or disclose any of the Team Intellectual Property to any other person, without the prior written approval of the Media Company, which may withhold its approval in its sole discretion. The Team Member shall, and WNBA shall cause the Media Company to, use their respective best efforts to agree on an appropriate launch and initial marketing strategy for the Team Intellectual Property, including the date that the Team Intellectual Property is unveiled, product release, licensee coordination and retail launch. Notwithstanding anything to the contrary in this Agreement, the Team Member and the Authority shall not, and shall cause their affiliates (including the Tribe) not to, launch, use or grant any right to use, or enter into any license for the use of, any Intellectual Property, except in accordance with the terms hereof. WNBA has delivered to the Team Member a consent from Phoenix Suns Limited Partnership with respect to the use of the name “Connecticut Sun” in connection with its operation of the Team.

(c)    The Media Company shall have the exclusive right to file applications throughout the world to register the Team Intellectual Property as trademarks, and shall file applications to register as trademarks the Team name, logo and such other of the Team Intellectual Property as the Media Company deems appropriate in Canada and the United States. Any application filed in the United States, Canada and elsewhere in the world shall be in the name of the Media Company. The Team Member shall take all necessary steps and supply the Media Company upon request with any supporting materials required to obtain copyright or trademark registrations of the Team Intellectual Property.

(d)    The copyright in all telecast and radio broadcasts by any means of technology (whether now known or hereafter developed) of League games shall be reserved to the Media Company, and, as provided in the League Rules, any and all agreements purporting to authorize such telecasts or radio broadcasts must be submitted to, and approved by, the Media Company and expressly made subject to League Rules before taking effect. The Media Company shall license to the Team Member the copyright in each Local Television broadcast of the Team’s games for the rebroadcast of such games exclusively in the Mohegan Sun; provided that (i) such rebroadcasts may only occur within 48 hours after the end of the applicable game and shall be free of charge, (ii) no such rebroadcast shall occur during any portion of a nationally televised League game, and (iii) no such rebroadcast may be sponsored by any third party.

(e)    The Authority and the Tribe hereby grant to the Media Company a royalty-free license to incorporate the Authority Symbols into the Team logo for use as part of the Team Intellectual Property and for each of the purposes set forth herein. Notwithstanding anything herein to the contrary, the Media Company expressly acknowledges that the Authority Symbols constitute the intellectual property of the Authority and the Tribe, and that the Authority and the Tribe retain all right, title and interest in and to the Authority Symbols, subject only to the rights granted to the Media Company and WNBA herein. Upon any revocation or termination of the Membership, (i) the Media Company and WNBA shall make no further use of the Authority Symbols, or any of them, alone or as part of the Team Intellectual Property, except for their use in connection with the manufacture, promotion, distribution, and sale of “retro” products, marketing activities, and electronic, broadcast and print media that relate to the Team at the time it was owned by the Team Member; (ii) WNBA shall continue to have the right to use the word “Sun” in connection with a basketball team so long as such use does not contain the stylized font contained in the Authority Symbols; and (iii) the Tribe, the Team Member and the Authority shall not use the word “Sun” in connection with any basketball team. Subject to the foregoing, upon revocation or termination of the Membership, the rights to the Authority Symbols granted herein, and any goodwill generated in connection with the use of the Authority Symbols as part of the Team Intellectual Property, shall revert to the Authority and the Tribe.

8.    Representations and Warranties.

8.1    Representations and Warranties by the Team Member and Authority.    The Team Member and the Authority jointly and severally represent and warrant to WNBA that:

(a)    Each of the Team Member and the Authority is duly organized and validly existing under the law of the Tribe and has the full power and authority to enter into and perform this Agreement in accordance with its terms.

(b)    The execution, delivery and performance of this Agreement by the Team Member, the Authority and the Tribe (to the extent applicable) have been duly authorized by all necessary action of the Team Member, the Authority and the Tribe, and this Agreement constitutes the valid and binding obligation of the Team Member, the Authority and the Tribe (to the extent applicable), enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)    The execution, delivery and performance of this Agreement by the Team Member, the Authority and the Tribe (including the use of the Team Intellectual Property) will not (i) conflict with the certificate of incorporation, bylaws or other governing documents of the Team Member, the Authority or the Tribe, and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which the Team Member, the Authority or the Tribe is a party or by which the Team Member, the Authority or the Tribe is bound, or (ii) constitute a violation by the Team Member, the Authority or the Tribe of any law or regulation applicable to it. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Team Member, the Authority or the Tribe in connection with the execution, delivery and performance of this Agreement, except for any of the foregoing from the Tribe, which have been obtained.

(d)    Schedule 8(d) contains a true and complete list of all of the individuals and entities that directly or indirectly own interests in the Team Member (including the beneficiaries and trustees of any trusts but excluding members of the Tribe), and their respective percentage ownership interests in the Team Member and each intermediate entity. The Team Member directly owns the Membership and directly owns or has the right to use all other assets to be used in or related to the ownership and operation of the Membership. The Authority owns the Arena.

(e)    There are no options, warrants, rights or convertible securities of any kind entitling any person or entity to acquire, directly or indirectly, any shares, partnership interests, membership interests, debt instruments or other economic rights in the Team Member or the Authority, nor does the Team Member or the Authority have any obligation to issue any such options, warrants, rights or convertible securities. The Authority is an instrumentality of the Tribe created by an ordinance enacted by the Mohegan Tribal Council. Neither the Authority nor the Tribe is holding its direct or indirect interest in the Team Member or rights under the Governing Documents for the benefit of any other person or entity (other than members of the Tribe). Neither the Authority nor the Tribe presently has any intention of, or agreement or arrangement with respect to, selling, relocating or otherwise transferring any of its direct or indirect interests in the Team Member or any of the assets of the Team Member.

(f)    The Team Member has furnished to WNBA true, correct and complete copies of all material agreements and other documents affecting the ownership, control, right to Transfer direct or indirect interests in, financing and management of the Team Member (including its certificate of formation and limited liability company agreement) (the “Governing Documents”). Except as provided in the Governing Documents, there are no material agreements, arrangements or understandings, whether written or oral, among the Team Member, the Authority or the Tribe relating to the ownership, control, management, right to transfer direct or indirect interests in, or financing of the Team Member, the Authority or the Tribe.

(g)    No suit, action or other proceeding, and no investigation of which the Team Member, the Authority or the Tribe has knowledge, which reasonably could be expected to have a material adverse effect on the financial condition, business, operations, prospects or public image of the Team Member, its Team, the Authority or the Tribe (or any of the League Entities or other League teams), is pending (or has been threatened) against or is affecting the Team Member, the Authority or the Tribe, at law or in equity, or before any court, administrative agency, board, bureau, commission or other body or instrumentality, nor is there any order, judgment or decree which could reasonably be expected to have such a material adverse effect outstanding against the Team Member, the Authority or the Tribe.

(h)    In entering into this Agreement, neither the Team Member nor the Authority or the Tribe, nor any person or entity acting as a representative of any of them, has relied upon any representation or statement by, or the work product of, any person purporting to represent or advise any of the League Entities, except as expressly contained in this Agreement. Without limiting the generality of the preceding sentence, the League Entities and their representatives and advisors have not made any representations or warranties assuring the Team Member, the Authority or the Tribe that the Team Member will be able to earn a profit or that any League Entity will repurchase the Membership or otherwise provide any financial assistance to the Team Member. Each of the Team Member and the Authority acknowledges that it has been given a full opportunity to examine to its satisfaction the material records and documents of the League Entities (or summaries thereof), as amended to date, and any other relevant documents the Team Member has requested.

(i)    The Team Member and each of the Authority and the Tribe is in compliance with all applicable laws, except where any failure to comply with such laws, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the financial condition, business, operations, prospects, or public image of the Team Member, its Team or the Authority or the Tribe, or an adverse effect upon any of the League Entities or League teams.

(j)    Neither the Team Member nor the Authority or the Tribe has used any broker or finder, nor have any acts or omissions by the Team Member, the Authority, the Tribe or their agents given rise to any liability on their part or on the part of any of the League Entities for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated in this Agreement.

(k)    None of the assets of the Team Member (including the Membership) or direct or indirect ownership interests in the Team Member are pledged to secure the indebtedness or obligations of any person or entity.

(l)    All information furnished by or on behalf of the Team Member, the Authority and the Tribe to the League Entities in connection with the transaction contemplated by this Agreement is true and correct in all material respects and has not contained any material misstatement or omitted any material statement which would make such information not misleading.

(m)    The Team Member and the Authority have sufficient resources for the payment of each installment of the expansion fee payable under Section 4 and the start-up costs associated with the operation of the Team.

(n)    The Authority has provided to WNBA a copy of its most recent Form 10-K filed with the Securities and Exchange Commission which contains audited balance sheets of the Authority as of the three most recently ended fiscal years, together with the related audited statements of income, changes in shareholders’, partners’ or members’ equity and cash flows for the years then ended, and the notes and schedules to those financial statements. Except as stated therein or in the reports thereon, all of the financial statements contained in such Form 10-K have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, are in accordance with the books and records of the applicable entity and fairly present, in all material respects, the financial position and the results of operations of the applicable entity as of the dates and for the periods indicated. The Team Member is a newly formed entity and does not have any assets or liabilities, other than its rights and obligations under this Agreement, and has not had any revenues or expenses.

(o)    The Mohegan Sun and all other properties owned (in whole or in part) or controlled by the Authority, the Tribe or their affiliates do not accept wagering on League games, NBA games, NBDL games or any other sporting event, except for horse racing, dog racing and Jai alai.

(p)    Except for vendor registration requirements with the Mohegan Tribal Gaming Commission which are applicable to the Team Member, the Team

Member and, by virtue of this Agreement and the transactions contemplated hereby, the League Entities, and their respective businesses, assets, employees, officers, directors and managers, are not subject to any law, rule, regulation, ordinance, order or agreement relating specifically or uniquely to gaming with any governmental authority, including any such law, etc. that would impose a licensing requirement on any such individuals or entities (other than the vendor registration requirement applicable to the Team Member).

8.2    Representation and Warranties by WNBA. WNBA represents and warrants to the Team Member that:

(a)    Each of WNBA, the Media Company and the League Company is a limited liability company duly organized and validly existing under the law of the State of Delaware and WNBA has the full power and authority to enter into and perform this Agreement in accordance with its terms.

(b)    The execution, delivery and performance of this Agreement by WNBA have been duly authorized by all necessary action of WNBA and this Agreement constitutes the valid and binding obligation of WNBA enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)    The execution, delivery and performance of this Agreement by WNBA, and the performance by the Media Company of the Media Functions and the League Company of the League Functions, will not (i) conflict with the certificate of formation or the limited liability company agreement of WNBA, the Media Company or the League Company, and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which WNBA, the Media Company or the League Company is a party or by which WNBA, the Media Company or the League Company is bound, or (ii) constitute a violation by WNBA, the Media Company or the League Company of any law or regulation applicable to it.

(d)    WNBA has furnished to the Team Member true, correct and complete copies of the limited liability company agreements of each of WNBA, the Media Company and the League Company.

(e)    There is no lawsuit or other legal proceeding pending against any of WNBA, the Media Company or the League Company that could reasonably be expected to be material to the decision of the Team Member whether or not to enter into this Agreement.

(f)    WNBA and its affiliates have not used any broker or finder, nor have any acts or omissions by WNBA or its agents or affiliates given rise to any liability on its part or on the part of the Team Member or the Authority for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

(g)    WNBA has delivered to the Team Member true and complete copies of the financial statements listed on schedule 8.2. The financial statements referred to on schedule 8.2 for the year ended September 30, 2002 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present in all material respects the financial position and the results of operations of the applicable entities as of the dates and for the periods indicated subject to additional non-material audit adjustments. Since September 30, 2002, there has been no material adverse change in the financial condition of the League Entities taken as a whole, except for the off-season operating loss previously disclosed in writing to the Team.

(h)    Except as described in Section 2.2(a)(v) and as provided in League Rules, no League Entity is currently party to any sponsorship contract that limits the ability of the Team Member to license Local Sponsorships.

9.    Release and Indemnification.

(a)    Each of the Team Member and the Authority, on its own behalf and on behalf of its affiliates (including the Tribe), successors and assigns, hereby releases and forever discharges WNBA, each other League Entity, each of the WNBA members and their respective predecessors, affiliates, successors and assigns, and each of their respective past, present and future, direct and indirect, directors, officers, trustees, employees, agents, owners, partners, members, managers, shareholders and governors (collectively, including WNBA and the other League Entities, the “WNBA Affiliated Parties”), from all actions, causes of action, suits, debts, losses, costs, controversies, damages, liabilities, judgments, claims, and demands whatsoever, in law, admiralty or equity relating to the League, any League Entity, the NBA or any entity controlled by or under common with the NBA (collectively, “Claims”), known or unknown and arising out of or relating to facts or circumstances existing on or prior to the date of this Agreement, that the Team Member or the Authority (or their affiliates, including the Tribe) ever had, now has or hereafter can, shall or may have against any of the WNBA Affiliated Parties, except for Claims for breach of this Agreement or the WNBA LLC Agreement. The Team Member and the Authority jointly and severally represent and warrant to WNBA that none of the Claims purportedly released under the prior sentence has been Transferred to any other party.

(b)    Each of the Team Member and the Authority, on its own behalf and on behalf of its affiliates (including the Tribe), successors and assigns, covenants not to sue or assert or support any Claim, against, and agrees to cause its affiliates (including the Tribe) not to sue or assert or support any Claim against, any WNBA Affiliated Party in connection with the transactions contemplated by this Agreement or any other matter pertaining to any League Entity or the League, in each case whether the acts, omissions, facts or circumstances giving rise to the potential suit or Claim arose, occurred or existed on or prior to the date of this Agreement or arise, occur or exist after the date of this Agreement; provided that the foregoing shall not prohibit Claims for breach of this Agreement or the WNBA LLC Agreement.

(c)    The Team Member and the Authority jointly and severally shall indemnify and hold harmless each of the WNBA Affiliated Parties from and against all actions, causes of action, suits, debts, obligations, losses, damages, amounts paid in settlement, liabilities, costs and expenses (including interest, penalties and reasonable attorneys’ fees and expenses) (collectively, “Losses”) resulting to, imposed upon, asserted against or incurred by any WNBA

Affiliated Party (including in any action between the Team Member, the Authority or the Tribe and any WNBA Affiliated Party) in connection with or arising out of (i) the transactions contemplated by this Agreement or any transactions or other acts or occurrences relating to those transactions, except to the extent the Losses result from the fraud, breach of contract or intentional misconduct of the WNBA Affiliated Parties, (ii) any breach or misrepresentation by the Team Member, the Authority or the Tribe under this Agreement or League Rules, or (iii) any act or omission (or alleged act or omission), whether on, prior to or after the date of this Agreement, by or on behalf of the Team Member, the Authority, the Tribe or any of their past, present or future affiliates (including any Claim brought by the Tribe or any of its affiliates in contravention of Section 9(a) or (b)), except for any act or omission specifically required by League Rules. Upon the request of WNBA, the Team Member and the Authority shall advance to the applicable WNBA Affiliated Parties an amount equal to any Losses as those Losses are incurred.

10.    Transfers and Encumbrances.

(a)    The Team Member may not Transfer the Membership or any other WNBA-related asset (including any of its rights under this Agreement or any Transfer to any affiliate of the Team Member), and neither the Authority nor the Tribe may Transfer any direct or indirect ownership interest in the Team Member (whether or not contemplated by the Governing Documents), except as provided in the WNBA LLC Agreement (including the requirement to make a Special Contribution to WNBA upon certain Transfers as provided in Section 11.3 thereof).

(b)    The Team Member and Authority shall cause all assets, rights and agreements relating to the ownership and operation of the Membership and the Team to be owned and entered into directly by the Team Member (or with respect to the Arena shall cause the Team Member to have rights to use them), subject to any Transfer approved in accordance with Section 10(a).

(c)    Neither the Team Member, the Authority nor the Tribe may at any time enter into or be a party to any agreement or arrangement that provides for or permits the incurrence or existence of any indebtedness secured, directly or indirectly, wholly or in part, by any interest in or asset of the Team Member, including the Membership and the Team Member’s interest in WNBA (“Secured Indebtedness”), without complying with the League Rules applicable to the incurrence of such indebtedness, including the requirement that the amount and terms of any such indebtedness and security and the parties providing the funds and being granted the security, be approved by the Board, which approval may be withheld in the Board’s sole discretion. Upon obtaining the approval of the Board to incur Secured Indebtedness, the Team Member, the applicable owners and the applicable lender(s) shall execute and deliver an agreement with WNBA, in form and substance satisfactory to WNBA and WNBA counsel, which among other things will restrict the rights and remedies of the Team Member, the owners and their lenders both before and after a default and upon a foreclosure. The Team Member shall comply with any other restrictions on indebtedness contained in the League Rules.

11.    Miscellaneous.

11.1    Notices.    Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or sent by facsimile, or one day after being sent by a reputable overnight courier, to the applicable party at the address or facsimile number set forth below its name on the signature page to this Agreement (or at such other address or facsimile number as that party may specify by notice to the other).

11.2    Complete Agreement; Amendment.    This Agreement contains a complete statement of the arrangements between the parties with respect to its subject matter, supersedes all prior agreements and understandings between them with respect to that subject matter. This Agreement cannot be changed or terminated orally, except that provisions of this Agreement that are applicable to the League teams generally may be amended by the Board without the approval of or other action by the Team Member.

11.3    Expenses.    Each party shall bear its own expenses (including the fees and disbursements of its attorneys and accountants) incurred in connection with the negotiation and preparation of this Agreement and, except as expressly set forth in this Agreement, in connection with all obligations required to be performed by it under this Agreement.

11.4    Governing Law.    The internal law of the State of New York shall govern and be used to construe this Agreement without giving effect to the conflicts of law provisions thereof (other than Section 5-1401 of the New York General Obligations Law).

11.5    Waiver of Sovereign Immunity; Consent to Jurisdiction.

(a)    The Team Member and the Authority hereby expressly, unequivocally and irrevocably waive sovereign immunity (and any defense based thereon) from any suit, action or proceeding against them or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, exercise of contempt powers, or otherwise) in any forum, arising out of or in connection with this Agreement and the League Rules and the transactions contemplated hereby and thereby, provided that (i) the waiver contained in this clause (a) is expressly limited to actions against the Team Member and/or the Authority and (ii) any recovery upon any judgment resulting therefrom shall be limited to recovery against the assets and revenues of the Team Member and the Authority.

(b)    The Tribe hereby expressly, unequivocally and irrevocably waives its own sovereign immunity (applicable to itself as an Indian tribal nation) (and any defense based thereon) from any suit, action or proceeding against it or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, exercise of contempt powers, or otherwise) in any forum, with respect to the covenants of the Tribe set forth in this Agreement, it being expressly understood that (1) the waivers and consents contained in this clause (b) are not limited to actions against the Team Member and the Authority, (2) any action described in this clause (b) may be brought against the

Tribe, and (3) any recovery upon any judgment resulting from any such action may be had against the assets and revenues of the Tribe in a manner consistent with Section 11.7.

(c)    Each of the Team Member, the Authority and the Tribe hereby consents to the jurisdiction of the courts of the State of Connecticut, the courts of the United States, and the courts of any other state which may have subject matter jurisdiction, over any such action and over the Team Member, the Authority and the Tribe. The Team Member, the Authority and the Tribe hereby waive any objection that they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum.

(d)    The Team Member, the Authority and the Tribe further expressly, unequivocally and irrevocably waive any right they may have to claim that the Mohegan Tribe Gaming Disputes Court or any other tribal court (“Tribal Court”) has jurisdiction over any dispute arising out of or in connection with this Agreement or League Rules. In addition, WNBA shall not be required to exhaust any remedies it may have had in any Tribal Court before exercising its rights under this Agreement or League Rules.

(e)    The waivers and consents described in this section shall inure solely to the benefit of WNBA (and its successors and assigns) and each other person who is entitled to the benefits of this Agreement and League Rules (including the WNBA Affiliated Parties as provided in section 9) as expressly set forth herein or therein. The waivers of sovereign immunity and consents to jurisdiction contained in this section shall apply to any action instituted by WNBA against any of the Team Member, the Authority or the Tribe for any legal or equitable remedy, including the right to specific performance, money damages, injunctive relief or declaratory relief. Notwithstanding any other provision of law or canon of construction, the Team Member, the Authority and the Tribe intend this waiver of sovereign immunity to be interpreted liberally to permit the full litigation or arbitration of disputes arising under or out of this Agreement and the League Rules.

11.6    WNBA Covenant.    In any action or proceeding against the Team Member or the Authority to enforce the provisions of this Agreement which is not also an action or proceeding against the Tribe, the WNBA, on its own behalf and on behalf of the WNBA Affiliated Parties, agrees that they shall have no recourse to the Tribe or to assets not owned by the Team Member of the Authority. In any action or proceeding to enforce this Agreement which includes the Tribe, the WNBA, on its own behalf and on behalf of the WNBA Affiliated Parties, agrees that they shall, to the extent then permitted by applicable law, take commercially practicable steps to enforce any claim for damages awarded to such party by any court, tribunal, arbitrator or other decision maker against the Team Member or the Authority (or their respective assets) prior to taking general recourse to the Tribe or assets not owned by the Team Member or the Authority. The provisions of this Section 11.6 shall not be construed (a) to create any recourse on the part of the WNBA (or the WNBA Affiliated Parties) against the Tribe, its assets or revenues except to the extent of any breach of the Tribe’s own covenants or agreements set forth in Sections 5.5, 7(e), 10(a), 10(c), 11.5, 11.6 and 11.7, or (b) to require exhaustion by the WNBA (or such WNBA Affiliated Parties) of any remedies against Team Member or the Authority or their assets prior to having recourse, in the proper case, against the Tribe and its assets.

11.7    Arbitration Reference.

(a)    Mandatory Arbitration. At the option of WNBA, any controversy or claim arising out of or relating to this Agreement, the League Rules or any agreement or instrument relating hereto or delivered in connection herewith, and any claim based on or arising from an alleged tort, shall be determined by arbitration. The arbitration shall be conducted in New York, New York in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (AAA). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief or if the court refuses jurisdiction over the matter.

(b)    Provisional Remedies. No provision of this section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration.

(c)    Specific Enforcement Representation. The Team Member, the Authority and the Tribe represent and warrant to WNBA that this section is specifically enforceable against the Team Member, the Authority and the Tribe by WNBA.

(d)    The Team Member, the Authority and the Tribe represent and warrant to WNBA that, to the extent that any dispute among the parties to this Agreement is initiated in or referred to any Tribal Court, (i) such Tribal Court lacks discretion to refuse to compel arbitration (if elected) among the parties to the dispute, and (ii) such Tribal Court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such Tribal Court.

(e)    Nothing in this Agreement shall be construed to limit or affect in any way any of the provisions of the League Rules that require arbitration before the President of certain disputes.

11.8    Relationship Created.    Neither WNBA nor any other League Entity is a partner, joint venturer or principal and agent with the Team Member, and nothing in this Agreement shall be construed so as to create any of those relationships or to impose any liability as such on any of them, or to grant any party the right to bind the other without the other’s prior written consent.

11.9    No Third-Party Beneficiaries.    This Agreement is solely for the benefit of the parties hereto and the League Entities and nothing in this Agreement shall be deemed to create any third-party beneficiary rights in any person or entity not a party to this

Agreement other than the League Entities and, with respect to the provisions of Section 9, the WNBA Affiliated Parties.

11.10    Separability.    If any provision of this Agreement shall be deemed invalid or unenforceable by any court having jurisdiction, the court shall have the discretion to modify the provision to the extent necessary to make it valid or enforceable and the provision (as so modified), and the balance of this Agreement, shall remain in effect and shall be enforced to the maximum extent permitted by law.

11.11    Failure to Take Action; Waiver.    The failure by any party to seek redress for violation of, or to insist upon the strict performance of, any provisions of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation. All waivers must be in writing.

11.12    League Advisors.    Each of the Team Member and the Authority acknowledges that from time to time it and one or more of the League Entities will jointly retain one or more law firms or experts to represent and advise them (“League Advisors”). The Team Member and the Authority, on their own behalf and on behalf of their affiliates (including the Tribe) agree and consent to the representation of the League Entities and the other WNBA members by League Advisors in connection with any and all controversies and disputes, including any litigation or other adversarial proceeding adverse to the Team Member or the Authority or the Tribe. In any such adverse representation, the current or prior representation of the Team Member, the Authority or the Tribe by that League Advisor, and the information that was conveyed to that League Advisor in the course of such representation, shall not be asserted as, and shall not constitute, a basis to disqualify that League Advisor from the adverse representation.

11.13    Further Action.    Each party shall execute and deliver such additional documents and instruments, and shall perform such additional acts, as may be necessary or appropriate to carry out the terms of this Agreement.

11.14    Breach.    In the event of any breach by the Team Member, the Authority or the Tribe of any of the provisions of this Agreement (including Section 5.4), in addition to all other legal and equitable rights and remedies available to the League Entities, such breach shall constitute a failure to fulfill a contractual obligation within the meaning of Section 15.1(d) of the WNBA LLC Agreement.

11.15    Time of Essence.    Time shall be of the essence with respect to the performance by the parties of their obligations under this Agreement.

11.16    Confidentiality.    The Team Member and the Authority shall, and shall cause their affiliates (including the Tribe) to, at all times maintain the confidentiality of this Agreement and any other information they may receive from the League Entities, and shall not, and shall cause their affiliates (including the Tribe) not to, furnish copies or make disclosure thereof to any third party (other than lenders, accountants and attorneys who are obligated to maintain confidentiality with respect to such matters), or file copies or make disclosure thereof with any court or governmental or regulatory authority other than the Tribe and its agencies and instrumentalities, without the prior consent of the President. If the Team Member or the Authority (or any of their affiliates) is required by applicable law to file this Agreement or to make disclosure of any such information with any governmental or regulatory authority, each of the Team Member and the Authority shall use its best efforts (and take such steps as WNBA reasonably shall request) to obtain the maximum degree of confidential treatment. If the Team Member or the Authority (or any of their affiliates) is required by legal process to disclose any portion of this Agreement or to make disclosure of any such information, each of the Team Member and the Authority shall promptly notify the President and shall cooperate in any efforts of WNBA to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the applicable material or information. If, in the absence of a protective order, the Team Member or the Authority (or any of their affiliates) is compelled as a matter of law to disclose any portion of this Agreement or to make disclosure of any such information, it shall disclose to the party compelling disclosure only the material or information that is required by law to be disclosed. WNBA acknowledges that it has been advised by the Authority that the Authority is required by applicable law to file a Form 8-K with the Securities Exchange Commission that discloses the terms and attaches a copy of this WNBA Membership Agreement. WNBA consents to such filing, provided that it shall have an opportunity to approve the Form 8-K before filing, such approval not to be unreasonably withheld or delayed.

11.17    Headings, etc.    The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or of its provisions. The term “including”, whenever used in any provision of this Agreement, means including but without limiting the generality of any description preceding or succeeding that term.

11.18    Guarantee.    The Authority guarantees the payment and performance of all of the obligations of the Team Member under this Agreement and League Rules.

11.19    Counterparts.    This Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument.

11.20    No Personal Liability.    No director, officer, office holder, employee, agent, representative or member of the Team Member, Authority or Tribe, as such, shall have any liability for any of the obligations of the Team Member, Authority or Tribe under this Agreement or for any claim based upon, in respect of, or by reason of such obligations or their creation, provided that the foregoing limitation is not intended to limit the liability of any of the foregoing to the extent such individuals are expressly subject, in their individual capacity, to League Rules.

WNBA, LLC

By:	/s/ Valerie B. Ackerman

Name: Valerie B. Ackerman Title: President Address for Notices: 100 Plaza Drive Secaucus, New Jersey 07094 Facsimile No. for Notices: (201) 974-6702

MOHEGAN BASKETBALL CLUB LLC

By:	/s/ Jeffrey E. Hartmann

Name: Jeffrey E. Hartmann Title: Manager Address for Notices: One Mohegan Sun Boulevard Uncasville, CT 06382 Facsimile No. for Notices: (860) 862-5995

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Jeffrey E. Hartmann

Name: Jeffrey E. Hartmann Title: Executive Vice President Address for Notices: One Mohegan Sun Boulevard Uncasville, CT 06382 Facsimile No. for Notices: (860) 862-5995

MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (solely for the purposes of Sections 5.5, 7(e), 10(a), 10(c), 11.5, 11.6 and 11.7 of this Agreement)

By:	/s/ Mark F. Brown

Name: Mark Brown Title: Chairman Address for Notices: 5 Crow Hill Road Uncasville, CT 06382 Facsimile No. for Notices: (860) 862-6153

Exhibit A

Schedule 8(d)

The Authority is a wholly-owned instrumentality of the Tribe.

The Team Member is a wholly-owned subsidiary of the Authority.

Schedule 8.2

Audited Consolidated Financial Statement and Supplemental Schedule of NBA Development, LLC and Subsidiaries as of and for the years ended September 30, 2001 and 2000 with Report of Independent Auditors.

Consolidated Financial Statement and Supplemental Schedule of NBA Development, LLC and Subsidiaries as of and for the years ended September 30, 2002 and 2001 (audit pending).